LINDNER INVESTMENTS

                          RULE 18f-3 DUAL-CLASS PLAN

I. Introduction. Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares in the following series of Lindner Investments (the "Trust"): Lindner Dividend Fund, Lindner Growth Fund, Lindner Utility Fund, Lindner Bulwark Fund, Lindner/Ryback Small-Cap Fund, Lindner International Fund and any other Series of the Trust proposed to be brought hereunder in the future by the Board of Trustees of the Trust. In addition, this Rule 18f-3 Dual-Class Plan (the "Plan") sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each class of shares in such series.

         The Trust is an open-end series investment company registered under the 1940 Act and the shares of which are registered on Form N-1A under the Securities Act of 1933 (the "1933 Act"). Upon the effectiveness of a Post-Effective Amendment to the Trust's Registration Statement on Form N-1A under the 1933 Act filed in conjunction with this Plan with respect to the shares of each of the series listed above, the Trust hereby elects to offer two classes of shares in such series pursuant to the provisions of Rule 18f-3 and this Plan.

         The Series of the Trust listed above (each a "Series" or collectively the "Series") are authorized to issue the following classes of shares representing interests in the Series: Investor Shares and Institutional Shares for all Series.

II. Allocation of Expenses. Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Series (i) any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan (and related agreements) adopted for such class of shares pursuant to Rule 12b-1, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan (and related agreements) in connection with the provision of shareholder services to the holders of such class of shares. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular class of shares in a single Series:

         (a) transfer agency fees identified by the transfer agent as being attributable to such class of shares;

         (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

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         (c)     blue sky registration or qualification fees incurred by
                 such class of shares;

         (d) Securities and Exchange Commission registration fees incurred by such class of shares;

         (e) litigation or other legal expenses relating solely to such class of shares;

         (f) fees of the Trustees of the Trust incurred as a result of issues relating to such class of shares; and

         (g) independent auditors' fees relating solely to such class of shares.

The initial determination of the class expenses that will be allocated by the Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Trustees of the Trust and approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

Income, realized and unrealized capital gains and losses, and any expenses of a Series not allocated to a particular class of such Series pursuant to this Plan shall be allocated to each class of the Series on the basis of the net asset value of that class in relation to the net asset value of the Series.

III. Investor Arrangements. The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to each class of shares of the Series. Additional details regarding such fees and services are set forth in the Trust's current Prospectus and Statement of Additional Information.

         (a)     Investor Shares -- All Series

                 Initial Sales Load: None

                 Contingent Deferred Sales Charge: None

                 Rule 12b-1 Distribution Fees: None

                 Shareholder Servicing Fees: None

                 Exchange Privileges: Investor Shares of a Series may be exchanged for Investor Shares or Institutional Shares of any other series of the Trust without any fee being charged to a shareholder.

                 Other Shareholder Services: The Trust offers IRA plans, a Systematic Withdrawal Plan, a Payroll Deduction program and an Automatic Investment Plan to holders of Investor Shares.

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         B.      Institutional Shares -- All Series

                 Initial Sales Load:  None

                 Contingent Deferred Sales Charge: None

                 Rule 12b-1 Distribution/shareholder Servicing Fees:
                 Pursuant to a Distribution Plan adopted under Rule 12b-1, Institutional Shares of each Series may pay a combined distribution and shareholder servicing fee of up to 0.25% of the average daily net assets of such shares.

                 Exchange Privileges: Institutional Shares of a Series may be exchanged for either Investor or Institutional Shares of any other series of the Trust without any fee being charged to a shareholder.

                 Other Shareholder Services:  None.

IV. Board Review. The Board of Trustees of the Trust shall review this Plan as frequently as they deem necessary. Prior to any material amendments to this Plan, the Trust's Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating expenses), is in the best interest of each class of shares of each Series individually and in the best interest of the Trust as a whole. In considering whether to approve any proposed amendments to this Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate such proposed amendments.

Adopted by the Board of Trustees on January 25, 1996